ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (the “Agreement”), is entered into and effective as of July 15, 2008 (the “Closing Date”), by and among the members listed on Schedule A and signatories hereto (each, a “Member,” collectively, the “Members”), and Platinum Studios, Inc., a California corporation (“Purchaser”). Members and Purchaser are sometimes individually or collectively referred to as a “Party” or the “Parties.”

RECITALS

WHEREAS, the Members own collectively one hundred percent (100%) of the issued and outstanding membership interests and other ownership interests (collectively, the “Membership Interests”) in WOWIO, LLC, a Pennsylvania limited liability company with its principal office located at 2525 Driscoll Street, Houston, Texas 77019 (the “Company”);

WHEREAS, the Members desire to sell, assign and transfer to Purchaser, and Purchaser desires to purchase from the Members, the Membership Interests and to operate the Company as a wholly-owned subsidiary of the Purchaser, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

“Action” means any action, arbitration, audit, demand, claim, complaint, dispute, hearing, inquiry, investigation, litigation, prosecution or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Ancillary Documents” means, collectively, the Covenants Not To Compete, the Investment Representations, the Lock-Up Agreement and all releases and instruments executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Assumed Company Liabilities” shall have the meaning set forth in Section 2.3.

“Claims” have the meaning set forth in Section 8.5(a).

“Closing” and “Closing Date” shall have the meanings set forth in Section 3.1.

“Company Assets” shall have the meaning set forth in Section 2.4 hereto.

“Contested Claims” shall have the meaning set forth in Section 8.6(b).

“Court Order” means any judgment, decision, decree, injunction, order, writ, award, determination or ruling of any Governmental Entity or arbitrator.

“Covenants Not to Compete” means those certain Covenants Not to Compete, dated as of the Closing Date, substantially in the forms set forth in Exhibit A-1 through Exhibit A-5 hereto.

“Disclosure Schedules” shall have the meaning set forth in Section 4.

“Domain Names” means “WOWIO.COM,” “WOWIOCOMICS.COM,” “WOWIWOCHRISTIAN.COM,” “WOWIODEMO.COM,” “PROJECTTEXTBOOK.COM,” and all urls associated therewith;

“Domain Name Transfer Filings” means any all necessary forms and documents required to be filed by the Company with Network Solutions, Inc. for the Domain Names in order to transfer full control of the Company’s Domain Names to Purchaser, free and clear of all Encumbrances.

“Encumbrance” means any claim, lien, mortgage, pledge, security interest, restriction, easement, deed of trust, right of way, encroachment, conditional sales agreement, prior assignment, option, encumbrance, charge, agreement, or claim or right of any kind of a third party, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Financial Statements” shall mean, collectively, the financial statements of the Company for the two-year period ended December 31, 2007 and for the five month period ended May 31, 2008.

“Final Award” shall have the meaning set forth in Section 8.6(c)(iii).

“Force Majeure” shall mean any delay or failure in performance due to any reason or unforeseen circumstance beyond a Party’s reasonable control, including (without limitation) acts of God or public authorities, war and war measures (whether or not a formal declaration of war is in effect), terrorist activities, civil unrest, fire, epidemics, floods, earthquakes, hurricanes, or other natural disasters, or delays in transportation, delivery or supply.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Governmental Rule” shall have the meaning set forth in Section 4.3.

“Indemnification Notice” shall have the meaning set forth in Section 8.5(a).

“Indemnified Party” shall have the meaning set forth in Section 8.5(a).

“Indemnitor” shall have the meaning set forth in Section 8.5(a).

“Intellectual Property” means, collectively, all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future, in the United States or anywhere in the universe, including, without limitation, any and all rights in, to, or subsisting in the following: (a) all issued patents, reissued or reexamined patents, revivals of patents, Company, continuations and continuations-in-part of patents, all renewals and extensions thereof, utility models, certificates and records of invention, invention disclosures, and published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings; (b) all copyrights and copyrightable works, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations; (c) all trademarks, service marks, logos, trade names, fictitious business names, domain names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress; (d) all business information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including, without limitation, all technology, ideas, research and development, inventions, proprietary information, manufacturing, engineering, and operating specifications and practices, methods, processes, procedures, schematics, know-how, formulae, customer, member, visitor, subscriber and supplier lists and information, product surveys, shop rights, designs, drawings, patterns, plans, prototypes, trade secrets, technical data, research records, market surveys, computer programs, and all hardware, software and processes; and (e) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights) including, without limitation, all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds, revenues and royalties arising from or relating to any and all of the foregoing. Notwithstanding anything herein to the contrary, “Intellectual Property” shall not include any rights or copyrights obtained by the Company pursuant to any of the Licensing Agreements.

“Investment Representations” means those investment representations, dated as of the Closing Date, in the form set forth in Exhibit C.

“Lock-Up Agreement” means that certain Lock-Up and Leak Out Agreement, dated as of the Closing Date, and executed by all the Members, in substantially the same form as Exhibit B.

“Losses” shall have the meaning set forth in Section 8.1.

“Major Members” shall mean the following Members: William Lidwell, David Palumbo, Kristine Wasilewski, Almarmal, LLC and Robert Kingslyn.

“Material Adverse Effect” or “Material Adverse Change” means any change, event or effect that is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or other), liabilities, properties, prospects or results of operations of the Company, the Company Assets or which otherwise could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

“Material Contracts” shall have the meaning set forth in Section 2.3(f).

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Entity, whether foreign, federal, state or local, or any other Person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the business of the Company and/or the use of the Company Assets.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, business, association or other entity.

“Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Resignations” shall have the meaning set forth in Section 3.2.

“Subsidiary” means, with respect to any Person (including Members)(the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Taxes” means all federal, state, local and foreign taxes, charges, fees, levies and other assessments, including, without limitation, any income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, withholding, payroll, employment, excise, stamp, property, environmental or other tax, together with all interest, penalties and additions with respect thereto.

“Uncontested Claims” shall have the meaning set forth in Section 8.6(a).

2.	Purchase and Sale of Membership Interests; Earn-Out; Assumed Liabilities; Company Assets.

2.1	Purchase and Sale of Membership Interests.

(a) Subject to the terms and conditions of this Agreement, simultaneously with the execution of this Agreement by all Parties hereto, each of the Members hereby conveys, transfers, assigns and delivers to the Purchaser, and Purchaser hereby acquires from each of the Members, good and valid title, free and clear of all Encumbrances, to the Membership Interests, as set forth opposite each of the Members names on Schedule A.

(b) Purchaser hereby purchases the Membership Interests from the Members for an aggregate purchase price of $3,150,000 (“Purchase Price”). The Purchase Price shall be allocated among the Members in accordance with the percentage holding of Membership Interests held by each of the Members, as set forth opposite each of the Members names on Schedule A (the “Pro Rata Distribution”). The Purchase Price shall be payable in the form of shares of common stock of Purchaser (the “Purchase Price Shares”) issued in the names of the Members in accordance with the Pro Rata Distribution, in the amounts and as of the dates set forth below (each, a “Payment Date”):

(i) One-third of the Purchase Price Shares shall be issued simultaneously with the execution of this Agreement by all Parties hereto (“Closing Purchase Price Shares”);

(ii) One-third of the Purchase Price Shares shall be issued on the three-month anniversary of the Closing Date; and

(iii) One-third of the Purchase Price Shares shall be issued on the twelve month anniversary of the Closing Date.

(c) The Purchase Price Shares shall be subject to the Lock-Up Agreement.

(d) The number of Purchase Price Shares issued on a particular Payment Date shall be calculated by dividing one third of the Purchase Price by the average closing trading price of a share of Purchaser’s common stock for the five trading days immediately prior to such Payment Date (the “Purchase Price Per Share Denominator”); provided that, each of the Members acknowledges and agrees, in no event shall the Purchase Price Per Share Denominator be less than $.15 regardless of the five-day average closing trading price of a share of Purchaser’s common stock for the five trading days immediately prior to such Payment Date. If the five-day average closing trading price of a share of Purchaser’s common stock for any Payment Date is less than $.15, then the Purchase Price Per Share Denominator shall be $.15. In connection herewith, the Members acknowledge and agree that although Purchaser will direct its transfer agent within two business days of a particular Payment Date to prepare and deliver to the Members the stock certificates evidencing the Purchase Price Shares, the actual date of delivery of the stock certificates to Members is in the transfer agent’s control and it shall not a be a breach of this Agreement that such stock certificates are not delivered to Members on the particular Payment Date so long as Purchaser directs the transfer agent to issue such stock certificates within two business days of the particular Payment Date. .

2.2    Earn-Out.

(a) In addition to the Purchase Price Shares, the Members shall be entitled to the issuance of up to an additional $600,000 in shares of common stock of the Purchaser (the “Earn Out Shares”) during the 18 month period following the Closing Date (the “Earn Out Period”) based on the gross revenues of the Company derived from the exploitation of the content licensed pursuant to the Licensing Agreements (defined below) as well as the eBooks (collectively, the “Earn Out Revenues”), as follows (each, an “Earn Out Date”):

(i) $150,000 in Earn Out Shares if and when the monthly Earn Out Revenues for two consecutive calendar months during the Earn Out Period, equal or exceed $50,000, plus

(ii) $150,000 in Earn Out Shares if and when the monthly Earn Out Revenues for two consecutive calendar months during the Earn Out Period equal or exceed $100,000, plus

(iii) $150,000 in Earn Out Shares if and when the monthly Earn Out Revenues for two consecutive calendar months during the Earn Out Period equal or exceed $200,000, and plus

(iv) $150,000 in Earn Out Shares if and when the monthly Earn Out Revenues for two consecutive calendar months during the Earn Out Period equal or exceed $250,000.

(b) The Earn Out Shares, if any, shall be allocated among the Members, and issued in the names of the Members, in accordance with the Pro Rata Distribution.

(c) The number of Earn Out Shares issued on a particular Earn Out Date shall be calculated by dividing $150,000 by the average closing trading price of a share of Purchaser’s common stock for the five trading days immediately prior to such Earn Out Date (the “Earn Out Per Share Denominator”); provided that, each of the Members acknowledges and agrees, in no event shall the Earn Out Per Share Denominator be less than $.15 five-day average closing trading price of a share of Purchaser’s common stock for the five trading days immediately prior to such Earn Out Date. If the five-day average closing trading price of a share for any Earn Out Date is less than $.15, then the Purchase Price Per Share Denominator shall be $.15. In connection herewith, the Members acknowledge and agree that calculation of the monthly gross revenues for purposes of determining whether any Earn Out Shares are issuable shall occur within 15 days of the end of each calendar month during the Earn Out Period and the direction to the transfer agent to issue the stock certificates evidencing the Earn Out Shares, if any, shall not be made until such calculation is complete. The monthly gross revenues of the Company for each month within the Earn Out Period shall be reported to the Members within 15 days after the end of such month. Each Earn Out Date shall be no later than the 20th day after the end of the month in which the Members earned the Earn Out Shares pursuant to subsection 2.2(a) above.

(d) The Earn Out Shares payable under subsection 2.2(a) above shall be calculated in the aggregate (i.e. if the monthly Earn Out Revenues of the Company during the first two months of the Earn Out Period equal $100,000, the Members shall be entitled to $300,000 in Earn Out Shares). Earn Out Share eligibility shall be calculated for each two-month period during the Earn Out Period. Notwithstanding anything herein to the contrary, the Members shall not be entitled to receive more than $600,000 in aggregate Earn Out Shares, even if the monthly Earn Out Revenues would otherwise entitle the Members to additional Earn Out Shares.

2.3	Company Liabilities.

(a) Digital Content Licensing Agreements. Schedule B sets forth a list of the Company’s Digital Content Licensing Agreements in effect prior to the Closing Date (the “Licensing Agreements”). After the Closing, the Purchaser shall attempt to (i) amend the Licensing Agreements to eliminate any royalties payable thereunder, or (ii) terminate the Licensing Agreements without any further liability to the Company. In connection herewith, Purchaser agrees to consult meaningfully with Will Lidwell and David Palumbo with respect to negotiating amendments to the Licensing Agreements. Purchaser agrees not to continue offering for download content subject to a License Agreement which has not been amended as set forth in (i) or (ii) above, unless there is a corresponding integrated sponsorship or payment by user which fully covers the royalty payable under the Licensing Agreements.

(b) Other Company Liabilities. Except for those specific liabilities of the Company set forth on Schedule D attached hereto (the “Assumed Company Liabilities”), which shall be assumed by Purchaser, the Company shall remain liable for any and all other liabilities of the Company of any kind, character or description, whether known or unknown, actual or contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, executory, determined, determinable or otherwise, related to the Company Assets and/or the business of the Company which liabilities arise out of the operation of the business of the Company prior to the Closing Date or as a direct result of the sale of the Membership Interests to Purchaser hereunder (collectively, the “General Liabilities”), but subject to the indemnification provisions of Sections 8.1(a) and 8.1(b) hereof. The Company shall maintain its current general liability insurance through the Closing Date, until such time as Purchaser determines that such coverage is no longer necessary, to cover the General Liabilities.

2.4    Company Assets. On the Closing Date, the Company shall continue to possess all right, title and interest in, to and under all the assets, properties and rights of every nature, kind and description, of the Company which right, title and interest existed as of May 31, 2008, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of the Company, and all goodwill associated therewith (with the exception of any goodwill possessed individually by the Members), and which shall include (without limitation) the following (collectively, the “Company Assets”):

(a) All accounts receivables of the Company, whether or not reflected on the books and records of the Company as of the Closing Date;

(b) the Licensing Agreements set forth on Schedule B attached hereto;

(c) the eBooks listed on Schedule E attached hereto, including all copyrights and other proprietary rights therein and the thereto (the “eBooks”);

(d) the inventory listed on Schedule F attached hereto;

(e) the material contracts listed on Schedule G attached hereto (the “Material Contracts”);

(f) the Domain Names:

(g) a database of approximately 200,000 registered users;

(h) 14 servers;

(j) United States Patent Application No. 11/464,154

2.5    Closing Costs; Taxes and Fees Members shall pay, or cause to be paid, when due all Taxes for which the Members are or may be liable or that are or may become payable as a direct result of consummation of the transactions contemplated hereunder. Each of the Members shall pay any and all income tax liability attributable to such Member as a result of the sale of such Member’s Membership Interests. Each Party shall be responsible for filing its own tax returns and other tax forms of whatever sort deemed appropriate and necessary by the filing Party.

3.    The Closing.

3.1    Closing Date.  The consummation of the sale and transfer of the Membership Interests contemplated in this Agreement shall take place at the offices of Purchase simultaneously with the execution of this Agreement by all of the Parties (the “Closing Date”).

3.2	Deliveries.

(a) On the Closing Date, Members shall execute and deliver to Purchaser the following:

(i) certificate of good standing for the Company, dated not more than thirty (30) days prior to the Closing Date, from the Secretary of State of the State of Pennsylvania;

(ii) a certificate executed by the Secretary of the Company certifying, as of the Closing Date, as to a true and complete copy of the resolutions of the board of directors and members of the Company authorizing the sale of the Company through a sale of all of the membership interests;

(iii) any certificates or other instruments previously issued to the Members documenting their Membership Interests, endorsed for transfer to Purchaser, free and clear of all Encumbrances, including any necessary assignments from the Members to the Purchaser;

(iv) any and all third party consents required for the valid transfer of the Membership Interests free and clear of all Encumbrances as contemplated by this Agreement;

(v) any and all third party consents required under any Material Contracts due to a change in control of the Company which is triggered by the purchase of the Membership Interests as contemplated hereunder;

(vi) the resignation of all officers and directors of the Company effective as of the Closing Date (the “Resignations”);

(vii) Covenants Not to Compete executed by each of the Major Members;

(viii) the Lock-Up Agreement;

(ix) the Investment Representations;

(x) satisfactory proof of the filing and recordation of all Domain Name Transfer Filings and other instruments required to be recorded and filed in order to consummate the transfer of control of the Domain Names to Purchaser free and clear of all Encumbrances;

(xi) such other documents or instruments as Purchaser or its counsel may reasonably request to demonstrate compliance with the provisions set forth in this Agreement.

(b) On the Closing Date, Purchaser shall execute and deliver to the Members the following:

(i) a copy of instructions sent by Purchaser to its transfer agent to issue and deliver stock certificates representing the Closing Purchase Price Shares; and

(ii) the Covenants Not to Compete.

(iii) the Lock-Up Agreement.

4.    Representations and Warranties of Members. The Members hereby represent and warrant, subject only to the exceptions disclosed in writing in the disclosure schedule attached to this Agreement as Schedule I (the “Disclosure Schedule”), as of the date hereof, to and for the benefit of Purchaser as follows:

4.1    Organization, Standing and Power; Capitalization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has all requisite power and authority to own, operate and transfer its properties and assets and to carry on its business as now being conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary.

4.2    Membership Interests. The Members collectively own all of the Membership Interests free and clear of all Encumbrances and there are no other outstanding equity, ownership or voting interests in the Company or outstanding options to acquire any equity, ownership or voting interests in the Company or outstanding securities convertible into any equity, ownership or voting interests in the Company or any agreements by the Company or the Members to issue or grant any of the foregoing.

4.3    Authority and Enforceability. Each of the Members has the full legal power, capacity and authority to enter into and execute this Agreement and, to the extent applicable to such Member, the Ancillary Documents required to be executed hereunder, and to perform such Member’s obligations and to consummate the transactions contemplated in this Agreement in accordance with its terms, including the sale and transfer to Purchaser of such Member’s Membership Interests. The execution, delivery and performance of this Agreement and all of the transactions required hereunder to be performed by the Members have been duly and validly authorized and approved by all necessary action by the Members as a class or group, and approval of the board of directors of the Company has been duly obtained in accordance with the provisions of the Company’s Restated and Amended Operating Agreement and any amendments thereto and applicable law. This Agreement and each Ancillary Document constitutes the valid and legally binding obligation of the signatory Members thereto in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

4.4    No Violation, Conflict or Consent. The execution, delivery and performance of this Agreement by Members does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not: (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation of any governmental subdivision or agency applicable to Members (“Governmental Rule”); (b) conflict with any provision of the Company’s organizational documents; (c) violate, conflict with, or result in or constitute a default under, or result in the termination or acceleration under, or result in the creation of any Encumbrance upon, any of the Company Assets or under any of the terms, conditions or provisions of any contract affecting any of the Company Assets; or (d) require any consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person. The Company does not require the consent of any Person to permit Purchaser to operate the business of the Company in the manner in which it is presently being operated. Neither the Company nor any of the Members are required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation or performance of any of the transactions contemplated in this Agreement or the Ancillary Documents.

4.5    Compliance with the Laws. The Company is and has been in compliance with all laws applicable thereto and all Court Orders. Neither the Company nor any of the Members has received any written notice to the effect that, or otherwise been advised in writing that, the Company is not in compliance with any such applicable laws or Court Orders, and none of the Members is aware of any circumstances that are likely to result in violations of any of the foregoing.

4.6    Litigation. There are no Actions or Court Orders pending or threatened against or by the Company in any court or before any arbitrator, private alternative dispute resolution system or Governmental Entity, nor has the Company been charged with, nor is the Company under investigation with respect to any charge concerning any violation of any provision of any federal, state or other applicable law, rule, regulation, ordinance, order, decree or governmental restriction. The Company is not in default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company or any consent decrees, writs, restraining orders, or preliminary or permanent injunctions to the Company or the Company Assets are subject.

4.7    Absence of Changes. Since May 31, 2008, there has not been any Material Adverse Change in the business, financial condition, operations, results of operations or future prospects of the Company. Without limiting the generality of the foregoing, and other than as listed in the Disclosure Schedule, since May 31, 2008 there has not been any:

(a) actual or threatened adverse change in the financial condition, working capital, Members’ equity, assets, liabilities, reserves, revenues, income, earnings or results of operation or governing documents (including the Restated and Amended Operating Agreement of the Company and any amendments thereto) of the Company or the Company Assets or any event, condition or fact, in either case that is, or would, with the passage of time, result in a Material Adverse Change to the Company Assets or the prospects the Company’s business as presently conducted;

(b) sale or other disposition, except in the ordinary course of business of any of the Company Assets, or any Encumbrance placed on the Company Assets;

(c) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Company Assets;

(d) imposition of any security interest upon any of the Company Assets, except in the ordinary course of business;

(e) any capital expenditure (or series of capital expenditures) by the Company outside of the ordinary course of business;

(f) acceleration, amendment, cancellation or termination of any contract, commitment, agreement, lease, transaction or Permit relating to the Company Assets or entry into any contract, commitment, agreement, lease, transaction or Permit which is not in the ordinary course of the Company’s business;

(i) cancellation, compromise, waiver or release of any right or claims (or series of related rights and claims) related to the Company Assets either involving more than $5,000 or outside the ordinary course of the Company’s business;

(j) adverse change in relations with publishers and/or users which has or is reasonably likely to have a material adverse effect on the financial condition, results of operations or the business of the Company;

(k) disposition or lapsing of any Intellectual Property of the Company, which is has or is reasonably likely to have a material adverse effect on the financial condition, results of operations or the business of the Company;

(l) any disposition or disclosure to any person of any Intellectual Property of the Company not theretofore a matter of public knowledge;

(m) grant of any exclusive rights with respect to, or entry into any licensing agreements with, any third party in connection with any of the Company Assets; and

(n) commitment by the Company or any of the Members to any of the foregoing.

4.8    Title and Condition of the Company Assets. The Company has good and marketable title to the Company Assets, free and clear of any Encumbrances, other than those Encumbrances which are Assumed Company Liabilities and no Encumbrance shall be created or attach to the Company Assets as a result of the consummation of the sale of the Membership Interests to Purchaser hereunder. The Company Assets include, without limitation, all assets, tangible and intangible, of any nature whatsoever, necessary or material for the conduct of the business of the Company as presently conducted, except for the Excluded Assets. All tangible assets and properties which are part of the Company Assets are in good operating condition and repair, properly perform their intended functions, are usable in the ordinary course of business and conform to all applicable laws relating to their construction, use and operation.

4.9	Intellectual Property

(a) Schedule 4.8 sets forth a true, complete and accurate list of all Intellectual Property of the Company (except the Excluded Assets). Schedule 4.8 sets forth a true, complete and accurate list of all jurisdictions where the Intellectual Property of the Company is registered or where applications have been filed, and all patent, registration and application numbers. True and correct copies of all patents and patent applications, trademark and service mark applications and registrations, copyright applications and registrations and domain name registrations comprising the Intellectual Property of the Company have been provided to Purchaser.

(b) The Company owns exclusively and has the exclusive right to use all of the Intellectual Property of the Company free and clear of all Encumbrances, and the Intellectual Property of the Company will not cease to be valid by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Neither the Company nor any of the Members is aware of any conduct or use by the Company that would void or invalidate or constitute misuse of any of the Intellectual Property of the Company. Neither the Company nor any of the Members is aware of any Action that is pending or threatened and no claim or demand been made, which claims infringement or misappropriation or challenges the legality, validity, enforceability or ownership of the Intellectual Property of the Company, and neither the Company nor any of the Members has received any notice of invalidity or infringement of any rights of others with respect to the Intellectual Property of the Company. The Company has taken reasonable and prudent steps to protect the Intellectual Property of the Company from infringement by any Person. No other Person has notified the Company or any of the Members that such Person is claiming any ownership of or the right to use any of the Intellectual Property of the Company, or is infringing upon any of the Intellectual Property of the Company. To the best knowledge of the Members, the Intellectual Property of the Company is valid, subsisting and enforceable, and does not and will not infringe upon, misappropriate or otherwise violate the rights of any Person. To the best knowledge of the Members, all software used in connection with the Company is free from any faults, defects, viruses, worms, disabling programming codes, instructions or other such items that may threaten, infect, damage, disable or otherwise interfere with the use of such software.

(c) A copy of all documentation relating to any trade secrets and confidential information comprising any part of the Intellectual Property of the Company has been furnished to Purchaser. Such documentation is current, accurate, complete and in sufficient detail and content to explain all material aspects of the trade secrets and confidential information and to allow its full and proper use without reliance on the memory of other Persons. To the best knowledge of the Members, such trade secrets are not part of the public domain or literature nor have they been used, divulged or appropriated for the benefit of any Person (other than the Company) or to the detriment of the Company. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of such trade secrets and confidential information.

(d) To the best of the Members’ knowledge, neither the Members nor any of the employees or independent contractors of the Company are in violation of any non-competition, non-disclosure or other similar agreements which would prohibit the Company from entering into or consummating the transactions contemplated hereby.

4.10    Absence of Defaults All of the contracts and leases by which any of the Company Assets is bound or affected are valid, binding and enforceable in accordance with their terms. Except as specifically set forth in the Disclosure Schedule, the Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each of such contracts and leases. Except as set forth in the Disclosure Schedule, all parties to such contracts and leases have, to the Members’ best knowledge, complied with the provisions thereof, no party is in default thereunder and no notice of any claim of default has been given to the Company or any of the Members. There is no reason to believe that the services called for by any unfinished contract cannot be supplied by the Company in accordance with the terms of such contract, including time specifications, and has no reason to believe that any unfinished contract will upon performance by the Company result in a loss to the Company. With respect to any leases, neither the Company nor any of the Members have received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of default, thereunder.

4.11    Books and Records. The Company has made and kept (and given Purchaser access to) books and records and accounts, which, in reasonable detail, accurately and fairly reflect the business of the Company as conducted since its formation.

4.12    Financial Statements.

(a) The Company has delivered the Financial Statements to Purchaser. Such Financial Statements were created in the ordinary course of business, consistent with the past practice of the Company, and, as of their respective dates, are true and correct. The Financial Statements were prepared in accordance with generally accepted accounting principles and with the past practice of the Company and fairly present the financial position, assets, liabilities, and results of operations of the Company as of the respective dates thereof or for the periods then ended (as applicable), subject to normal year-end adjustments consistent with prior periods. There are no claims, obligations or liabilities of the Company required to be reflected in the Financial Statements or under generally accepted accounting principles relating to the period prior to the Closing Date, other than those set forth in the Financial Statements. There are no events or circumstances that have occurred or come into existence since the date of the most recent Financial Statements that may reasonably be expected, individually or in the aggregate, to have or constitute a Material Adverse Effect on the Company, the Company Assets or the Members’ ability to sell the Membership Interests to Purchaser and consummate the transactions contemplated hereunder.

(b) The Company has given Purchaser access to all of the Company’s books and records and accounts which currently exist, and which in reasonable detail accurately and fairly reflect the business activities of Company.

4.13    Tax Matters

(a) Filing of Tax Returns. The Company has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate.

(b) Payment of Taxes. All Taxes owed by the Company (whether or not shown on any Tax return of the Company) have been paid, and the Company does not have, to Members’ knowledge, any liability for any material Taxes in excess of the amounts so paid, except for any franchise, income, or other taxes imposed on the Company and applicable to the portion of the 2008 calendar year prior to the Closing Date, and due and payable after the Closing Date.

(c) Audits, Investigations or Claims. To the Members’ knowledge, no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Entity against the Company. To the Members’ knowledge, there are no pending or threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes, and there are no matters under discussion with any Governmental Entity with respect to Taxes that in the reasonable judgment of the Members, is likely to result in an additional liability for Taxes.

(d) Liens. There are no filed liens for Taxes on the Company Assets.

4.14    Permits.

(a) Schedule 4.13 sets forth a complete list of all Permits used in the operation of the business of the Company. The Company has, and at all times has had, all Permits required under any applicable law in the operation of the business of the Company or in the ownership of the Company Assets, and owns or possesses such Permits free and clear of all Encumbrances. The Company is not in default, nor has it received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement.

(b) Other than as disclosed on the Disclosure Schedule hereto, no notice to, declaration, filing or registration with, or Permit from, any Government Entity, or any other person or entity, is required to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

4.15    No Other Agreements to Sell the Company Assets. Neither the Company nor any of its officers, directors, members or affiliates have any commitment or legal obligation, absolute or contingent, to any other Person or party other than Purchaser to sell, assign, transfer or effect a sale of the Company Assets, to sell or effect a sale of the Membership Interests, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing, and neither the Company nor any of its officers, directors, members or affiliates have made any representations or entered into any contracts, commitments or other agreements with third parties which purport to so bind or obligate Purchaser.

4.16    Brokers and Finders. Neither the Company nor any of the Members nor any of its directors, officers, shareholders, members or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Members for any such fee or commission to be claimed by any Person.

4.17    No Liabilities. The Company has no liabilities due or to become due, which, individually or in the aggregate, has or would have a Material Adverse Effect on the business of the Company or the Company Assets. None of the Members’ has any claim or right against the Company Assets. In connection herewith, the Members represent and warrant that as of the Closing Date, any and all outstanding loans to the Company have been converted into membership interests being sold hereunder or have been paid off.

4.18    Accuracy of Information. No representation or warranty made by the any of the Members in this Agreement, the Disclosure Schedules attached hereto, or in any agreement, instrument, document, certificate, statement or letter furnished or to be furnished to Purchaser prior to, at or after the Closing by or on behalf of Members in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

5.    Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants, as of the date hereof, to and for the benefit of Members as follows:

5.1    Organization, Standing and Power. Purchaser is a California corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite company power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Purchaser is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities and of its properties makes such qualification necessary.

5.2    Authority and Enforceability of the Agreement. Purchaser has the full company power and authority to enter into and execute this Agreement and the Ancillary Documents required by this Agreement and to perform its obligations and to consummate the transactions contemplated in this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement and all of the transactions required hereunder to be performed by Purchaser have been duly and validly authorized and approved by all necessary corporate action. This Agreement has been duly and validly executed and delivered, on behalf of Purchaser, by its duly authorized manager. This Agreement and each Ancillary Document constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

5.3    No Violation, Conflict or Consent. The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not: (a) violate any Governmental Rule applicable to it; (b) conflict with any provision of Purchaser’s organizational documents; (c) violate, conflict with, or result in or constitute a default under, or result in the termination or acceleration under, any of the terms, conditions or provisions of any contract, lease binding on Purchaser; or (d) require any consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person.

5.4    Accuracy of Information. No representation or warranty made by Purchaser in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished or to be furnished to Members prior to, at or after the Closing by or on behalf of Purchaser in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

5.5    Brokers and Finders. Neither Purchaser nor any of its officers, directors, shareholders, employees agents or representatives have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Purchaser for any such fee or commission to be claimed by any Person.

5.6    Purchase Price Shares; Investment Common Stock and Investment Warrants. The Purchase Price Shares, Investment Common Stock and shares of common stock issuable upon exercise of the Investment Warrants when issued in accordance with this Agreement, will be duly and validly issued, fully-paid and non-assessable.

6.    Post-Closing Obligations.

6.1    Consulting Agreements. As soon as practicable following the Closing Date, Will Lidwell and David Palumbo shall negotiate in good faith with Purchaser to enter into 12 month consulting agreements with Purchaser with respect to the operation of the business of the Company following the Closing Date.

7.    Conditions to Closing.

7.1    Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to consummate the purchase of the Membership Interests under this Agreement is subject to the fulfillment, as of the Closing, of each of the following conditions:

(a) Performance of Obligations of Members. Members shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by Members prior to or at the Closing.

(b) No Injunctions. On the Closing Date, there shall be no action threatened or pending, order, executive order, stay, decree, judgment, injunction, statute, rule or regulation that challenges or otherwise relates to the transactions contemplated by this Agreement or which may have a Material Adverse Effect on the Company or which may otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

(c) Deliveries by Members. Members shall have delivered to Purchaser the items set forth in Section 3.2.

(d) Consents. Members shall have received, on such terms as approved by Purchaser in its reasonable discretion, all consents, approvals, assignments, licenses, Permits, orders and other authorizations (including, without limitation, the approval and authorization of the board of directors of the Company) necessary to consummate the transactions contemplated by this Agreement including the sale and transfer of the Membership Interests, unless waived, in writing, by Purchaser.

(e) No Material Adverse Change. There shall not have been any Material Adverse Change with respect to the Company or the Company Assets since May 31, 2008.

7.2    Conditions Precedent to Obligations of Members. The obligation of Members to consummate the sale and transfer of the Membership Interests under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions (any or all of which may be waived by Members in writing):

(a) Performance of Obligations of Purchaser. Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

(b) No Injunctions. On the Closing Date, there shall be no action threatened or pending order, executive order, stay, decree, judgment, injunction, statute, rule or regulation that challenges or otherwise relates to the transactions contemplated by the Agreement or which may otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

(c) Deliveries of Purchaser. Purchaser shall have delivered to Members the items set forth in Section 3.4(a).

8.    Indemnification
.
8.1    Indemnification of Purchaser

(a) Willful or Grossly Negligent Misrepresentation. For a period of five (5) years after the Closing Date, each of the Members hereby covenants and agrees, jointly and severally, to indemnify, defend and hold harmless the Company and Purchaser, its affiliates and subsidiaries and its officers, directors, shareholders, partners, principals, members, employees, attorneys, agents and representatives from and against any and all claims, losses, damages of any kind, liabilities, obligations, Actions, deficiencies, demands, costs, and expenses (whether or not arising out of third party Claims), including, without limitation, all interest, fines, penalties, amounts paid in settlement, costs of mitigation, reasonable attorneys’ fees, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”) imposed upon, incurred or sustained by the Company or Purchaser arising out of or in connection with or as a result of or incident to any willful or grossly negligent misrepresentation by the Members of any of their representations and warranties made in this Agreement. The liability of the Members under this Section 8.1(a) shall be strictly limited to, in the aggregate, the amount of the Purchase Price, and the Members shall have no liability for any Damages exceeding such amount.

(b) Operational Liabilities. For a period of one (1) year after the Closing Date, each of the Members hereby covenants and agrees, jointly and severally, to indemnify, defend and hold harmless the Purchaser, its affiliates and subsidiaries and its officers, directors, shareholders, partners, principals, members, employees, attorneys, agents and representatives from and against any and all Damages imposed upon, incurred or sustained by the Purchaser arising out of or in connection with or as a result of or incident to any liabilities or obligations of the Company, other than the Assumed Company Liabilities, to the extent that such Damages are not covered by insurance, arising out of or related to (i) the operation of the Company’s business prior to the Closing Date; (ii) the ownership of the Company Assets prior to the Closing Date; (iii) taxes arising out of the conduct of the Company business prior to the Closing Date; (iv) any accrued but unpaid liabilities under the Company’s contracts set forth on Schedule C, all of which shall be terminated at or prior to the Closing Date (the “Terminated Contracts”), and any liabilities under the Terminated Contracts which may accrue through such date of termination; and (v) any liabilities under the Licensing Agreements that the Purchaser is unable to amend pursuant to Section 2.3(a) hereof.

The liability of the Members under this Section 8.1(b) shall be strictly limited to, in the aggregate, the amount of $1,000,000, and the Members shall have no liability for any Damages exceeding such amount. In the event of any claim for indemnification under this Section 8.1(b), Purchaser shall first exercise its right of offset, pursuant to Section 8.8 to the extent available, prior to seeking reimbursement from the Members directly.

8.2    Indemnification of Members. Purchaser hereby covenants and agrees to indemnify, defend and hold harmless the Members, and their respective agents and representatives from and against any and all Damages imposed upon, incurred or sustained by the Members arising out of or in connection with or as a result of or incident to:

(a) any breach by Purchaser of any of its representations or warranties made in this Agreement;

(c) any claims arising out of or related to the operation of the Company’s business after the Closing Date which claims are not otherwise indemnified pursuant to Section 8.1 (b) above.

8.3    Survival of Representations and Warranties, Etc. All of the representations and warranties, covenants and agreements made by each Party in this Agreement or in any Schedule, Exhibit, Disclosure Schedule, certificate, document, list or other writing delivered by any such Party pursuant hereto shall survive the consummation of the transactions contemplated herein. Each Party hereto shall be entitled to rely upon the representations and warranties, and covenants and agreements of the other Party set forth in this Agreement. The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

8.4    Notice of Damages; Reimbursement.

(a) A party seeking indemnity hereunder (the “Indemnified Party”) will give the party from whom indemnity is sought hereunder (the “Indemnitor”) notice (hereinafter, the “Indemnification Notice”) of any demands, claims, actions or causes of action (collectively, the “Claims”) asserted against the Indemnified Party.

(b) The Indemnitor shall reimburse an Indemnified Party promptly after delivery of an Indemnification Notice certifying that the Indemnified Party has incurred damages after compliance with the terms of this Section 8; provided, however, that the Indemnitor shall have the right to contest any such damages in good faith, and further provided that no Indemnitor shall be liable for any special, consequential, incidental, indirect, or punitive damages of any kind whatsoever (collectively, “Special Damages”) unless a third party is claiming such Special Damages against the Indemnified Party, which claim is subject to indemnification by the Indemnitor hereunder.

8.5    Resolution of Indemnification Notice. Any Indemnification Notice given to the Indemnitor will be resolved as follows:

(a) Uncontested Claims. In the event that, within thirty (30) calendar days after an Indemnification Notice is received by the Indemnitor, the Indemnitor does not contest such indemnification in writing to the Indemnified Party as provided in Section 8.6(b) (an “Uncontested Claim”), the Indemnitor will be conclusively deemed to have consented, to the recovery by the Indemnified Party the full amount of Losses specified in the Indemnification Notice in accordance with this Section 8, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnitor for such amount in any court having jurisdiction over the matter where venue is proper.

(b) Contested Claims. In the event that the Indemnitor gives the Indemnified Party written notice contesting all or any portion of an Indemnification Notice (a “Contested Claim”) within the thirty (30)-day period specified in Section 8.6(a), then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by the Indemnified Party and the Indemnitor after settlement discussions to take place over a maximum of twenty (20) days or (B) in the absence of such a written settlement agreement executed by the Indemnified Party and the Indemnitor within the twenty (20)-day period, by binding arbitration between the Indemnified Party and the Indemnitor in accordance with the terms and provisions of Section 8.6(c); provided, that if such notice denies the validity of only part of such Claim, the Indemnitor will be conclusively deemed to have consented, to the recovery by the Indemnified Party the portion of the Losses that is uncontested, and, without further notice, to have stipulated to the entry of a final judgment for such damages against the Indemnitor for such amount in any court having jurisdiction over the matter where venue is proper.

(c) Arbitration of Contested Claims. Each Party agrees that any Contested Claim will be submitted to mandatory, final and binding arbitration in the County of Los Angeles, California, in accordance with the with the International Arbitration Rules of the American Arbitration Association then in effect. Either the Indemnified Party or the Indemnitor may commence the arbitration process called for by this Agreement by filing a written demand for arbitration and giving a copy of such demand to each of the other parties to this Agreement. The Parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subsection (i) below. The provisions of this Section 8.5(c) may be enforced by any federal or state court in the County of Los Angeles, California having competent jurisdiction over the subject matter of the controversy, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(i) Payment of Costs. The costs of arbitration (including the arbitrators’ fees) initially will be borne equally (50/50) between the petitioner(s) and respondent(s), and each Party will bear its own attorneys’ fees. The arbitrator may, at his or her discretion, reallocate some or all of costs of arbitration (including the arbitrator’s fees, but not including attorneys’ fees) of the prevailing party based upon the arbitrator’s determination, and only to the extent that the arbitrator finds, that the arbitration was commenced in bad faith by the initiating party.

(ii) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the Claim were litigated in a judicial proceeding governed by Pennsylvania law exclusively.

(iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will deliver the findings to the Indemnified Party and Indemnitor, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Parties, and will include an affirmative statement to such effect. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(iv) Timing. The Parties and the arbitrator will conclude each arbitration pursuant to this Section 8.6 as promptly as possible for the Contested Claim being arbitrated.

(v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(vi) Exclusive Remedy. Following the Closing Date, except for injunctive relief or as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement will be the sole and exclusive means of resolution of any Contested Claim made pursuant to Section 8.

8.6    Conditions of Indemnification of Third Party Claims The obligations and liabilities of an Indemnitor under this Section 8 with respect to damages resulting from Claims by persons not party to this Agreement shall be subject to the following terms and conditions:

(a) Promptly after delivery of an Indemnification Notice in respect of a Claim and subject to subsection (c) of this Section 8.6, if the Indemnitor shall acknowledge in writing to the Indemnified Party that the Indemnitor shall be obligated under the terms of its indemnity hereunder in connection with such Action, the Indemnitor may elect, by written notice to the Indemnified Party, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnitor; provided, that the Indemnitor shall not enter into a settlement agreement of such Claim without the Indemnified Party’s consent, which shall not be unreasonably withheld. If the Indemnitor chooses to defend any Claim, the Indemnified Party shall cooperate with all reasonable requests of the Indemnitor and shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense.

(b) In the event that the Indemnitor, within a reasonable time after receipt of an Indemnification Notice, does not so elect to defend such Claim or, after undertaking the defense of such Claim, fails to continue the defense of such Claim, the Indemnified Party will have the right (upon further notice to the Indemnitor) to undertake the defense, compromise or settlement of such Claim for the account of the Indemnitor.

(c) Anything in this Section 8.6 to the contrary notwithstanding, (i) if the Indemnified Party believes there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party, the Indemnified Party shall have the right to participate in the defense, compromise or settlement of such Claim; provided, that the Indemnitor shall not be liable for expenses of separate counsel of the Indemnified Party engaged for such purpose, unless the named parties to the Action regarding such Claim (including any impleaded parties) include both the Indemnitor and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnitor, in which event the Indemnified Party shall be entitled, at the indemnitor’s cost, risk and expense, to separate counsel of its own choosing, and (ii) no Person who has undertaken to defend a Claim under Section 8.6(a) hereof shall, without written consent of all Indemnified Parties, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of all Indemnified Parties from all liability arising from events which allegedly give rise to such Claim.

8.7    Cooperation. Notwithstanding anything to the contrary contained in this Section 8, the Parties shall cooperate with each other to maximize the availability of insurance coverage for Claims or actions by third parties which may be subject to indemnification pursuant to this Section 8.

8.8    Right of Offset. Purchaser shall offset any Uncontested Claim against the Members, or any of the Members successors or assigns, against the Purchase Price Shares and Earn Shares (collectively, “Acquisition Stock”) allocated to the Members hereunder. This offset remedy of Purchaser is not exclusive but is cumulative with all other remedies of Purchaser against the Members, and this offset remedy does not in any way limit the liability of the Members under this Agreement. Purchaser shall have no right to offset any Contested Claim until such disputed claim is resolved pursuant to Section 8.5(b) and (c) hereof; provided, however, that Purchaser may delay the issuance of any of the Acquisition Stock until such time as the disputed claim is resolved, at which time the Purchaser shall either offset the claim against the withheld Acquisition Stock, or promptly issue such withheld Acquisition Stock. In the event of an offset hereunder, the Acquisition Stock shall be offset based on the Purchase Price Per Share Denominator or Earn Out Share Denominator, as applicable, that would otherwise apply to the issuance of such Acquisition Stock to the Members on the respective Payment Date or Earn Out Date (i.e. if a $150,000 Uncontested Claim is being offset by Purchase Price Shares, and the five-day average closing trading price per share on the applicable Payment Date is less than $.15, then the Uncontested Claim would be offset by 1,000,000 Purchase Price Shares).

9.    Miscellaneous Provisions.

9.1    Amendment and Waiver. This Agreement may be amended, modified and supplemented only by written agreement of each of the Parties hereto. By an instrument in writing, either Party may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

9.2    Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); upon receipt, if sent by certified or registered mail, return receipt requested; and upon confirmed transmission if sent by telecopier. In each case notice shall be sent to:

If to Members:	To the Addresses set forth on Schedule A

If to Purchaser:	Platinum Studios, Inc
11400 W. Olympic Blvd., 14th Floor Los Angeles, CA 90064 Attention: Brian Altounian Facsimile: (310) 887-3943

with a copy to:	Helene Pretsky, General Counsel Platinum Studios, Inc. 11400 W. Olympic Blvd., 14th Floor Los Angeles, CA 90064 Facsimile: (310) 887-3943

or to such other person or address as any Party hereto shall furnish to the other Party hereto in writing pursuant to this Section 9.2.

9.3    Assignment This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either Party hereto without the prior written consent of the other; provided however, that Purchaser may assign its rights and obligations under this Agreement to any Person who acquires all or substantially all of the assets, stock or business of Purchaser (whether by sale, merger or otherwise) without the consent of Members or if such assignee assumes all obligations of Purchaser hereunder.

9.4    Governing Law This Agreement shall be governed by the law of the State of California regardless of the laws that might otherwise govern applicable conflicts of laws.

9.5    Consent and Jurisdiction. Each Party hereto irrevocably and unconditionally (a) agrees that any Action arising out of this Agreement may be brought in the state and federal courts for the State of California; (b) consents to the jurisdiction or any such court in any such Action; and (c) waives any objection which such Party may have to the laying of venue of any such Action in any such court.

9.6    Attorney Fees If any Party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including without limitation, reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

9.7    Invalidity In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

9.8    Counterparts; Facsimile This Agreement may be signed and delivered either originally or by facsimile, and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9    Headings The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10    Interpretation When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

9.11    Third Parties Except for the indemnity provisions of Section 8, which are also for the benefit of the Parties identified therein, nothing in this Agreement, whether express or implied, is intended to: (a) confer any rights or remedies on any Person other than Members and Purchaser, and their respective successors and permitted assignees; (b) relieve or discharge the obligation or liability of any third party; or (c) give any third party any right of subrogation or action against Members or Purchaser.

9.12    Exhibits and Schedules. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

9.13    Entire Agreement. This Agreement (together with all Exhibits and Schedules referred to herein or attached hereto) embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties hereto with respect to such subject matter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representative, to the extent applicable, have executed this Membership Acquisition Agreement as of the day and year first above written.

“Purchaser”

PLATINUM STUDIOS, INC

By:  _________________________________________
Brian Altounian, President

“Members”

_____________________________________________
William Lidwell

_____________________________________________
Gary Hamel

_____________________________________________
David Learned

EXTREME HOLDINGS, INC.

By:  __________________________________________
Regis Maher, Co-President

ALMARMAL, LLC

By:  __________________________________________
Erica Coleman, President

________________________________________________
Kristine Wasilewski

[SIGNATURE PAGE TO MEMBERSHIP ACQUISITION AGREEMENT]

______________________________________________
Richard Ellard

______________________________________________
David Palumbo

______________________________________________
Robert Kingslyn

______________________________________________
Gary Gilbert

______________________________________________
Gary Gilbert II

______________________________________________
Robert W. Gilbert

______________________________________________
James H. Barker III

[SIGNATURE PAGE TO MEMBERSHIP ACQUISITION AGREEMENT]

EXHIBITS

Exhibits A-1 thru A-5	Covenants Not to Compete

Exhibit B	Lock-Up Agreement

Exhibit C	Investment Representations

SCHEDULE C

TERMINATED CONTRACTS

All WOWIO contracts in existence prior to the Closing other than the Material Contracts

SCHEDULE D

ASSUMED COMPANY LIABILITIES

1.    All going-forward (post-closing) liabilities of the Company under the Material Contracts to the extent such liabilities arise out of facts or events occurring after the Closing.

2.    Up to a maximum of $300,000 in Royalties accrued and payable to Publishers under Licensing Agreements for the calendar quarter ended June 30, 2008.

SCHEDULE G

MATERIAL CONTRACTS

Agreement between WOWIO, LLC and CyrusOne in existence as of the Closing Date.

Agreement between WOWIO, LLC and Salesforce.com in existence as of the Closing Date

Agreement between WOWIO, LLC and Administaff in existence as of the Closing Date

SCHEDULE 4.8

LIST OF INTELLECTUAL PROPERTY

TRADEMARKS

USPTO Registration No. 3,277,651 “WOWIO”

PATENTS

United States Patent Application No. 11/464,154

DOMAIN NAMES

PROJECTTEXTBOOK.COM

WOWIOCHRISTIAN.COM

WOWIOCOMICS.COM

WOWIODEMO.COM

WOWIO.COM

SCHEDULE 4.13

PERMITS

NONE